Exhibit 10.1
EXECUTION COPY
February 6, 2009
Mr. Jeffrey F. Sagansky
53 East 80th Street
New York, NY 10021
     Re:      Non-Executive Chairman of the Board
Dear Jeff:
     This letter agreement (the “Agreement”) confirms the understanding reached between you and RHI Entertainment, Inc., a Delaware corporation (the “Company”) regarding the terms of your services with the Company and its affiliates.
     1. During the term of your services under this Agreement, you will serve as Non-Executive Chairman of the Company’s Board of Directors (the “Board”). In connection with your services as Chairman of the Board, you will be an employee of RHI Entertainment, LLC, a Delaware limited liability company (“RHI LLC”), but you will not be an executive or an officer of the Company, RHI LLC, or any of their respective affiliates (collectively, “RHI”). You will devote your substantial efforts and time to the business of RHI, as reasonably appropriate to satisfy your duties as Chairman of the Board (it being understood that you will not be required to devote your exclusive efforts and time to the business of RHI under this Agreement) and will use your efforts, skills and abilities to promote the interests of RHI.
     2. Your employment with RHI LLC and your services as Non-Executive Chairman of the Board will commence as of February 9, 2009 (the “Effective Date”).
     3. You will be paid a base salary at the rate of $500,000 per year, which will be payable in accordance with RHI LLC’s customary payroll practices and subject to applicable deductions and withholding. You may also be awarded an annual or other bonus at the sole discretion of the Board.
     4. Unless you decline, you will receive employee benefits commensurate with RHI’s other senior executives at your level. Our Human Resources Department will provide you with information regarding these benefits.
     5. As of the Effective Date, you will be granted 350,000 restricted stock units and an option to purchase 350,000 shares of the Company’s common stock pursuant to the RHI Entertainment, Inc. 2008 Incentive Award Plan, evidenced by a Restricted Stock Unit Award Grant Notice and Restricted Stock Unit Award Agreement in substantially the form attached hereto as Exhibit A and a Stock Option

Grant Notice and Stock Option Agreement in substantially the form attached hereto as Exhibit B. In addition, on, or as soon as reasonably practicable following, the Effective Date, you will be awarded certain profits interests in KRH Investments LLC, a Delaware limited liability company, pursuant to a Profits Interest Award Term Sheet in substantially the form attached hereto as Exhibit C.
     6. Your employment with RHI LLC is for no specified period and constitutes “at-will” employment. Your employment may be terminated by you or RHI LLC at any time, for any reason or for no reason, upon a minimum of 60 days’ written notice. In the event of termination of your employment, you agree that you will tender your resignation as Chairman of the Board, effective on the date of your termination of employment with RHI LLC (or such earlier date as requested by the Company), and you will not be entitled to any payments, benefits, damages, awards or compensation other than as may otherwise be available in accordance with RHI’s established employee plans and policies at the time of termination.
     7. You will have the use of a dedicated office at RHI while working on RHI business. We will also provide space at our offices for your assistant, and will compensate her on a pro rata basis for the time she devotes to RHI. You agree that you will bear full and complete responsibility and liability for the payment and administration of your assistant’s compensation and the terms and conditions of her employment, and you will comply with all applicable laws and regulations. You agree to indemnify and hold RHI harmless for any claims or damages arising from your assistant’s use of our office, unless the claim is based on wrongful conduct by an employee of RHI while your assistant is performing work on behalf of RHI.
     8. You agree that you will not, during your services with RHI or thereafter, divulge to anyone (other than RHI or any persons designated by RHI) any knowledge or information of any type whatsoever of a confidential nature relating to the business of RHI, including, without limitation, all types of trade secrets, business strategies, marketing and distribution plans. You further agree that you will not disclose, publish or make use of any such knowledge or information of a confidential nature (other than in the performance of your duties hereunder) without the prior written consent of RHI. This provision does not apply to information which you are required to disclose in legal proceedings, provided you give advance written notice to the Board and an opportunity for RHI to resist such disclosure.
     9. You agree that during your services with RHI and for a period of one year thereafter, you will not employ or attempt to employ or assist anyone else to employ any person who is, as of the date of termination of your employment, working as an officer, policymaker or in creative development (including without limitation executive employees) for or rendering services as such to RHI. You agree not to disparage RHI, any of its products or practices, or any of its directors, officers, agents, representatives, stockholders or affiliates, either orally or in writing, at any time.
     10. The payments and benefits payable under this Agreement are not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and any ambiguities in this Agreement should be interpreted accordingly.
     11. Notices to RHI under this Agreement should be sent or delivered to Henry S. Hoberman, Executive Vice President, General Counsel & Secretary of RHI, at RHI’s New York office. Notices to you will be sent or delivered to your residence address.

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     Please indicate your acceptance of the terms and provisions of this Agreement by signing two copies of this Agreement and returning one copy to me. The other copy is for your files. By signing below, you acknowledge and agree that you have carefully read this Agreement in its entirety, fully understand and agree to its terms and provisions, and intend and agree that it be final and legally binding on you and the Company. This Agreement will be governed and construed under the internal laws of the State of New York without regard to its conflicts of laws provisions and may be executed in several counterparts.

Very truly yours,
/s/ Henry S. Hoberman
Name:	Henry S. Hoberman
Title:	Executive Vice President, General Counsel & Secretary

Agreed and Accepted:
/s/ Jeffrey F. Sagansky
Jeffrey F. Sagansky

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EXHIBIT A
Restricted Stock Unit Award Grant Notice and Restricted Stock Unit Award Agreement

EXHIBIT B
Stock Option Grant Notice and Stock Option Agreement

EXHIBIT C
Profits Interests Award Term Sheet